Filed Pursuant to Rule 433

Registration Statement No. 333-155481

October 16, 2009

Republic of the Philippines

US$1,000,000,000 6.375% Global Bonds due 2034

Final Term Sheet

Issuer	Republic of the Philippines
Issue currency	US$
Amount issued	US$ 1,000,000,000
Security type	Senior Unsecured Bonds
Coupon	6.375%
Coupon dates	23 October and 23 April
Maturity date	23 October 2034
CUSIP	718286 BG1
Price to public	99.382%
Proceeds, before fees and expenses	US$ 993,820,000
Settlement date	23 October 2009
Reference benchmark	UST 4.5% due May 2039
Benchmark yield	4.260%
Re-offer spread over benchmark	216.5 bps
Re-offer yield	6.425%
Denominations	US$100k/1k
Day count	30/360
Joint Bookrunners	Deutsche Bank Securities Inc., The Hongkong and Shanghai Banking Corporation Limited, UBS AG

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-50304611 or HSBC toll-free at 1-866-811-8049 or UBS toll-free at 1-877-827-6444 ext. 561-3884.

The prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1030717/000119312509208364/d424b3.htm.